Exhibit 99.2


FOR IMMEDIATE RELEASE               FOR MORE INFORMATION CONTACT:
February 11, 2005                   Media: Patricia Cameron 318.388.9674
                                    patricia.cameron@centurytel.com
                                    Investors: Tony Davis 318.388.9525
                                    tony.davis@centurytel.com

CenturyTel announces remarketing of its senior notes due 2007

MONROE, La. . . CenturyTel, Inc. (NYSE Symbol: CTL) announced today that it has remarketed, at a price of 101.153%, approximately $460 million of its outstanding $500 million of Senior Notes, Series J, due 2007, which previously formed a part of the equity units sold by CenturyTel in May 2002. Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are acting as joint remarketing agents.

CenturyTel has agreed to purchase and retire approximately $400 million of the Series J Notes in connection with the remarketing. The remaining $100 million of Series J Notes (approximately $40 million of which will be retained by the current note holders who elected not to participate in the remarketing) will have their annual interest rate reset to 4.628%, which will be effective February 15, 2005.

The remarketing was required under the original terms of CenturyTel's equity units, and is scheduled to close on February 15, 2005. The net proceeds from the remarketed notes will be used to purchase a portfolio of treasury securities that will serve as substitute collateral to secure settlement in May 2005 of the forward stock purchase contracts component of the equity units.

CenturyTel intends to finance its purchase of remarketed notes with the net proceeds from its recently announced offering of $350 million of Senior Notes, Series M, due 2015, together with cash on hand.

In connection with the retirement of the repurchased notes, the Company expects to incur a one-time pre-tax debt extinguishment charge of approximately $6.1 million. Upon closing of the offering and remarketing on the terms proposed, CenturyTel's total indebtedness is expected to decrease by approximately $50 million.

CenturyTel's long-term debt is rated BBB+ (stable outlook) by Standard & Poor's, Baa2 (stable outlook) by Moody's Investor Services and BBB+ (negative outlook) by Fitch Ratings.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of the securities described herein in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The remarketing may be made only by means of CenturyTel's pricing supplement and accompanying prospectus supplement and prospectus, which may be obtained when available from Banc of America Securities LLC, NC1-027-15-01, 214 North Tryon Street, Charlotte, NC 28255,
Attn: Liability Management, (704)-387-1004; J.P. Morgan Securities Inc., 270 Park Avenue, New York, NY 10017, Attn: Investment Grade Syndicate Desk,
(212)-834-4533 and Wachovia Capital Markets, LLC, 301 South College Street, NC 28288, Attn: High Grade Syndicate Desk, (704) 383-7727.

This press release includes certain estimates and forward-looking statements. Actual results may differ materially from those in the estimates and forward-looking statements. Factors that could affect actual results include but are not limited to the possibility of unforeseen near-term cash requirements or changes in interest rates or general market conditions. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CenturyTel, Inc. (NYSE: CTL) provides a full range of local, long distance, Internet and broadband services to consumers in 22 states. Included in the S&P 500 Index, CenturyTel is a leading provider of integrated communications services to rural areas and smaller cities in the United States. Visit CenturyTel at www.centurytel.com.